Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141944 of Peet’s Coffee & Tea, Inc. and subsidiaries on Form S-8 of our report dated March 12, 2009 relating to the consolidated financial statements of Peet’s Coffee & Tea, Inc., and the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Peet’s Coffee & Tea, Inc. for the fiscal year ended December 28, 2008.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 12, 2009